Exhibit 99.1
Nasdaq: ASFI
FOR IMMEDIATE RELEASE
CONTACT:
Robert J. Michel, CFO
Asta Funding, Inc.
(201) 567-5648
Asta Funding, Inc. Announces Financial Results for Second Quarter and
First Six Months of Fiscal 2011
· Net Income of $2.9 Million, or $0.19 Per Diluted Share for Second Quarter
· Strong Balance Sheet, Strong Liquidity Position Continues
· $91.8 Million Cash & Cash Equivalents as of March 31, 2011
· Approximately $97 Million Cash & Cash Equivalents as of May 10, 2011
ENGLEWOOD CLIFFS, N.J., May 10, 2011 — Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced results for the second quarter and first six months of its 2011 fiscal year, the period ended March 31, 2011.
The Company reported net income of $2,855,000 for the three month period ended March 31, 2011, or $0.19 per diluted share as compared to net income of $2,875,000 for the three months ended March 31, 2010, or $0.20 per diluted share. Total revenues for the three month period ended March 31, 2011 were $11,234,000 as compared to $11,200,000 for the three month period ended March 31, 2010.
Net income for the six months ended March 31, 2011 was $5,521,000, or $0.37 per diluted share as compared to net income of $5,350,000, or $0.37 per diluted share for the six months ended March 31, 2010. Revenues for the six months ended March 31, 2011 were $22,072,000 as compared to $22,253,000 for the same period in the prior year.
Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales were $21,899,000 for the second quarter of fiscal year 2011, as compared to $25,660,000 in the second quarter of fiscal year 2010, a 14.7% decrease from the prior year. Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales were $43,004,000 for the six months ended March 31, 2011, compared to $55,090,000 in the six month period ended March 31, 2010, a 21.9% decrease from the prior year. Net cash collections represented by account sales were $88,000 and $243,000 for the three and six month periods ended March 31, 2011, respectively, as compared to $147,000 and $2,744,000 in the three and six month periods ended March 31, 2010, respectively.
Income from fully amortized portfolios (zero basis revenue) was $9,054,000 for the three month period ended March 31, 2011, compared to $8,307,000 for the three month period ended March 31, 2010, an increase of 9.0% over the same period of the prior year. Income from fully amortized portfolios was $17,848,000 for the six month period ended March 31, 2011, compared to $16,415,000 for the six month period ended March 31, 2010, an increase of 8.7% over the same period of fiscal year 2010. Net cash collections on the Great Seneca portfolio were $3,331,000 in the second quarter of fiscal year 2011 as compared to $4,062,000 in the second quarter of fiscal year 2010. Net collections on Great Seneca were $6,882,000 during the six months ended March 31, 2011 as compared $8,972,000 for the six months ended March 31, 2010. The carrying value of the Great Seneca portfolio at March 31, 2011 was $84,392,000, as compared to $100,252,000 at March 31, 2010.
Investments in new portfolios totaled $2,120,000 during the second quarter of fiscal year 2011, as compared to $971,000 in the second quarter of fiscal year 2010. Investments in new portfolios during the first six months of fiscal year 2011 were $5,003,000 as compared to $3,271,000 during the six months ended March 31, 2010. The portfolios acquired during the first six months of fiscal year 2011 include semi-performing litigation-related medical accounts receivable portfolios whereby the Company is assigned the revenue stream. As a portion of the accounts are performing, the cost of the portfolio is higher than the traditional charged off non-performing assets.
General & administrative expenses were $5,651,000 for the three month period ended March 31, 2011 as compared to $5,274,000 for the three month period ended March 31, 2010. Interest expense was $739,000 for the three month period ended March 31, 2011 as compared to $1,087,000 for the three month period ended March 31, 2010. An impairment of $49,000 was recorded during the second quarter of fiscal year 2011. No impairments were recorded in the three and six month periods ended March 31, 2010. General & administrative expenses were $11,132,000 for the six month period ended March 31, 2011 as compared to $10,903,000 for the six month period ended March 31, 2011. Interest expense was $1,618,000 for the six month period ended March 31, 2011 as compared to $2,346,000 for the same period of the prior fiscal year.
The Company had no senior debt as of March 31, 2011 and September 30, 2010. The balance of the subordinated debt was $4,386,000 as of September 30, 2010. This loan was paid in full by December 31, 2010. In addition, the balance of the non-recourse debt to the Bank of Montreal was $76,860,000 at March 31, 2011 down from $90,483,000 at September 30, 2010.
“We are pleased with the results of the second quarter and six month period ended March 31, 2011 as we continue to generate strong cash flow and improve our liquidity position.” commented Gary Stern, Chairman and CEO of the Company. Mr. Stern continued, “We are also pleased with the quality of the legacy portfolio as we reported an increase in zero basis revenue of 8.7% to $17.8 million in the first six months of fiscal year 2011 from $16.4 million during the same period of the prior year. Also, exclusive of the non-recourse debt, we are funding our business through our cash flow from operations without the need for borrowing. As of today, our current cash and cash equivalents balance is approximately $97 million, or approximately $6.50 per diluted share. In addition, we are actively seeking investments in, or acquisitions of, companies in the financial services industry.”
A conference call to discuss the results of the second quarter and first six months of fiscal year 2011 will be held on Tuesday, May 10, 2011 at 4:00PM, EDT
Toll-free dial in number (US and Canada):
(800) 668-4132
International dial-in number:
(224) 357-2196
Conference ID: 65231649

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2010 and other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements. Our reports filed with the Securities and Exchange Commission are available free of charge through our website at http://www.astafunding.com.
- Financial Tables Follow

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Revenues:
Finance income, net	$11,137,000	$11,181,000	$21,896,000	$22,155,000
Other income	97,000	19,000	176,000	98,000

	11,234,000	11,200,000	22,072,000	22,253,000

Expenses:
General and administrative	5,651,000	5,274,000	11,132,000	10,903,000
Interest (Related party — Period ended March 31, 2011 — Three months, $0; Six months, $86,000; Period ended March 31, 2010 — Three months, $168,000; Six months, $298,000)	739,000	1,087,000	1,618,000	2,346,000
Impairments of consumer receivables acquired for liquidation	49,000	—	49,000	—

	6,439,000	6,361,000	12,799,000	13,249,000

Income before income tax	4,795,000	4,839,000	9,273,000	9,004,000

Income tax expense	1,940,000	1,964,000	3,752,000	3,654,000

Net income	$2,855,000	$2,875,000	$5,521,000	$5,350,000

Net income per share:

Basic	$0.20	$0.20	$0.38	$0.37
Diluted	$0.19	$0.20	$0.37	$0.37

Weighted average number of common shares outstanding:
Basic	14,633,655	14,498,161	14,619,917	14,384,050
Diluted	14,876,437	14,504,398	14,825,060	14,570,901

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$91,787,000	$84,235,000
Restricted cash	1,428,000	1,304,000
Consumer receivables acquired for liquidation (at net realizable value)	130,904,000	147,031,000
Due from third party collection agencies and attorneys	2,576,000	3,528,000
Prepaid and income taxes receivable	—	196,000
Furniture and equipment, net	411,000	338,000
Deferred income taxes	17,850,000	18,762,000
Other assets	4,574,000	3,770,000

Total assets	$249,530,000	$259,164,000

LIABILITIES
Debt	$76,860,000	$90,483,000
Subordinated debt — related party	—	4,386,000
Other liabilities	1,497,000	2,105,000
Dividends payable	293,000	292,000
Income taxes payable	2,662,000	—

Total liabilities	81,312,000	97,266,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,634,122 at March 31, 2011 and 14,600,423 at September 30, 2010	146,000	146,000
Additional paid-in capital	74,025,000	72,717,000
Retained earnings	93,962,000	89,026,000
Accumulated other comprehensive income, net of tax	85,000	9,000

Total stockholders’ equity	168,218,000	161,898,000

Total liabilities and stockholders’ equity	$249,530,000	$259,164,000